HAHN CAPITAL MANAGEMENT, LLC

Employee Code of Ethics and Professional Responsibilities

Code of Ethics Statement:

Hahn Capital Management, LLC (‘HCM”) is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940. HCM is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients.

HCM’s reputation is a reflection of the quality of our officers, managers and employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our officers, managers and employees must possess the requisite qualifications of personal character, integrity, professionalism, experience, intelligence, and judgment necessary to effectively serve as investment management professionals.

All officers, managers and employees are expected to demonstrate the highest standards of moral and ethical conduct. Officers, managers and employees may not use their position, or the knowledge gained there from, to create a conflict between their personal interest and the interest of any HCM client. The general principals involved are stated in the following quote from the Securities and Exchange Commission:

“An investment advisor is a fiduciary. As such he owes his clients undivided loyalty, should not engage in any activity in conflict with the interest of any client, and should take the steps reasonably necessary to fulfill his fiduciary obligation. Thus, an investment advisor must not only refrain from effecting, on his own behalf, securities transaction which is inconsistent with his fiduciary obligation; he should also be reasonably certain that persons associated with him are not improperly utilizing the information which they obtain in the conduct of the investment advisory business in such manner as to adversely affect the interest of clients or limit advisor’s ability to fulfill his fiduciary obligations.”

Prohibited Acts:

All officers, managers and employees shall not in engage in the following acts:

1.	Employing any device, scheme or artifice to defraud;

2.	Making any untrue statement of a material fact;

3.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engaging in any fraudulent or deceitful act, practice or course of business; or,

5.	Engaging in any manipulative practices.

Outside Business Activity and Employment:

Involvement by any officer, manager or employee in any outside employment or business activity, including Board participation, that is in direct conflict with the essential enterprise-related interests of the Company and where such outside employment or business activity would actually constitute a material and substantial disruption to the Company’s operation, or divert the individual’s time and attention away from his/her company responsibilities, is prohibited. Employees wishing to engage in outside employment or business activity must inform and receive approval from their immediate supervisor and the President.

Favoritism & Gifts:

All officers, managers and employees may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from broker-dealers or other companies or persons involved in the securities industry because of their association with HCM in excess of $100.00. Any gift(s) received in excess value of $100 from any client(s), broker-dealers or other companies or persons involved in the securities industry must be reported and approved in writing by the Chief Compliance Officer or designated Supervisor. Gifts of cash may never be accepted or disbursed at any time. In addition, officers, managers and employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and the giver(s) and the officer(s), manager(s) and/or employee(s) are both present.

All officers, managers and employees are discouraged from disbursing individual gifts to clients, broker-dealers or to other companies and individuals in the securities industry.

HCM prohibits making political contributions to avoid conflicts of interest with play-to-pay rules.

In isolated cases that HCM deems disbursing gifts is appropriate, all gifts to client(s) or client(s) charitable organization of choice, broker-dealers, other companies and individuals in the securities industry should be pre-approved in writing by the Chief Compliance Officer or designate and may not exceed a total value of $500 for each gift and will be made in the name of HCM.

Release of Information:

All officers, managers and employees may not release information (except to those concerned with the transactions) as to any portfolio changes proposed or in process, except:

1.	Upon the completion of such changes; or,

2.	When the disclosure results from the publications of a prospectus; or,

3.	In conjunction with a regular report to shareholders or to government authority resulting in such information becoming public knowledge; or,

4.	In conjunction with any report to which persons are entitled by reason or provisions of an investment management agreement or other similar document governing the operation of HCM.

Affirmative Action Policy:

HCM is committed to a policy of equal opportunity and to this end abides by all applicable federal, state, and local laws pertaining to non-discrimination and fair employment practices.

Accordingly, HCM, hires, trains, promotes and educates individuals without regard to race, color, religion, national or ethnic origin, age, disability, veteran status, sex, marital status, sexual orientation, gender identity or gender expression. HCM administers all personnel actions such as compensation, benefits, transfers, layoffs, return from layoffs, education, tuition assistance, and social and recreational programs without regard to race, color, religion, national or ethnic origin, age, disability, veteran status, sex, marital status, sexual orientation, gender identity or gender expression.

It is the policy of Hahn Capital Management, LLC to undertake affirmative action with the primary objective to treat all appointments and promotions in a manner free from discrimination. HCM is committed to a program of affirmative action with regard to members of certain groups as specified by the U.S. Department of Labor. HCM recruits, employs, and promotes qualified members of minority groups, women, handicapped individuals, special disabled veterans, and veterans.

The Managing Members of HCM are responsible for the implementation of all equal opportunity policies, and all affirmative action laws, regulations, and company guidelines.

HAHN CAPITAL MANAGEMENT, LLC

*Attestation Form

I have received a copy of the Hahn Capital Management, LLC Code of Ethics Policy. I have read it and I understand it. As a condition of employment, I accept the Policy and I agree to follow the procedures outlined. I will comply with the personal investment prior approval and reporting requirements set forth therein. I authorize Hahn Capital Management, LLC to furnish the information contained in any report of securities transactions filed by me to such Federal and State agencies as may be required by law or applicable rules and regulations. However, except for these Federal & State requirements, the information contained in such reports shall be treated as confidential and may not be disclosed to anyone outside of Hahn Capital Management, LLC without consent.

Name:

Signature:

Date:

*	All personnel will be required to attest to HCM’s Code of Ethics Policy on an annual basis

HAHN CAPITAL MANAGEMENT, LLC

Insider and Personal Transaction Policies

Insider Trading:

Provisions of Section 204A

The anti-fraud provision of Section 206 of the Investment Advisers Act of 1940 are expressed generally in terms of prohibiting an investment adviser from defrauding his/her clients or prospective clients. However, the anti-fraud provisions of section 17(a) of the Securities Act of 1933 and Section 10(B) of the Securities Exchange Act of 1934 and Rule 10B-5 are expressed in all-embracing terms of defrauding any persons directly or indirectly in the offer or sale of any security or in connection with the purchase or sale of any security.

Section 204A of the Advisers Act requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information by the adviser or any person considered as an ‘insider’.

All officers, managers and employees of HCM are prohibited from trading either personally or on behalf of others, on material, non-public information or communicating material, non-public information to others in violation of Section 204A.

All officers, managers and employees of HCM will annually sign an acknowledgement form (Exhibit A) they have read and understood and will comply in all respects with such policies.

Terms:

Insider: The term ‘insider’ refers to all officers, managers and employees of HCM.

Material Information: Information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information related directly to the company’s business. Information regarding, but not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant mergers or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

Non-Public Information: Information that has not been effectively communicated to the marketplace.

Personal Trading Policy:

Prior Approval of Personal Securities Transactions:

All officers, managers and employees must conduct their private transactions in such a way as to place the interests of HCM clients first and foremost. HCM requires advance approval of any purchases or sales of securities held in any client(s) portfolio(s), listed on the HCM focus list and/or securities listed as “restricted”. The restricted list is disseminated weekly by the Director of Research to all officers, managers and employees. The prior approval requirement involves the completion of the Personal Securities Transaction Authorization Form (Exhibit B).

All officers, managers and employees are prohibited from purchasing or selling any securities for their personal account(s) or account(s) in which they have full or partial discretion for a period of not less than 24 hours following the completion of the transaction(s) for clients which a purchase or sale is intended.

All transactions must be approved by the Chief Compliance Officer (“CCO”) or a designated supervisor prior to the execution of personal trade(s). A security authorization form must be completed for each transaction and signed by the CCO or a designated supervisor prior to purchase or sale.

All officers, managers and employees are prohibited to “Short Sell” securities held in any client(s) portfolio(s), listed on the Hahn focus list and/or securities listed as “restricted”.

In the event that a question is raised with the proposed transaction; the proposed transaction will be discussed and acted upon by the Chief Investment Officer or designate. In transactions involving the CIO/CCO, the proposed transaction shall be discussed and acted upon by the Director of Research.

All officers, managers and employees must submit the following to the CCO:

1)	A paper or electronic copy of current account(s) holdings for personal and account(s) in which they have full or partial discretion no later than ten (10) days after hired date and at the end of each calendar year;

2)	A paper or electronic copy of monthly account(s) statements for personal and account(s) in which they have full or partial discretion;

3)	A quarterly summary transaction report (Exhibit C) associated with their account(s) no later than 15 business days after each quarter;

4)	All records of employee transactions are maintained in a lock filing cabinet located in the CCO’s office. The CCO will review each report on a quarterly basis.

Personal Trading Violation Policy:

If any officer, manager or employee fails to get pre-clearance for a purchase in any account(s) they own or have full or partial discretion, the security must be immediately sold and if a gain results, the officer, manager or employee must donate to charity and if a loss, the officer, manager or employee must take the loss.

If any officer, manager or employee fails to get pre-clearance for a sale in any account(s) they own or have full or partial discretion, the security must be immediately purchased back and if a gain results, the officer, manager or employee must donate to charity and if a loss, the officer, manager or employee must take the loss.

HCM Partners reserves the right to impose additional disciplinary and/or monetary sanctions consistent with its Sanction Policy against officers, managers and employees who have repeated or continuing violations of the Personal Trading Policy.

IPO & Private Placement Policy:

All officers, managers and employees wanting to participate in IPO’s and Private Placements must get prior approval from the CCO, CIO or a designated supervisor.

Exhibit A

HAHN CAPITAL MANAGEMENT, LLC

PERSONAL ACCOUNT TRADING POLICIES

All employees, officers, and managers of Hahn Capital Management, LLC must abide by the following trading policies as it relates to purchasing or selling securities for personal accounts in which they have full or partial discretion:

Company officers, managers and employees must not buy or sell any securities for their personal account(s) or account(s) they have full or partial discretion for a period of not less than 24 hours following the completion of the transaction(s) for clients of Hahn Capital Management, LLC for which purchase or sale is intended.

All transactions in personal accounts for which an employee or manager of Hahn Capital Management, LLC has discretion must be approved by the CCO or designated representative prior to the execution of personal trade(s). A security authorization form must be completed for each transaction and signed by the CCO or designated representative prior to purchase or sale.

All officers, managers and employees of Hahn Capital Management, LLC, must provide the Chief Compliance Officer copies of monthly brokerage statements associated with all personal account(s) or account(s) they have full or partial discretion no later than 15 days following the last day of each month. CCO will review these statements on a regular basis to insure compliance with all company trading policies. All officers, managers and employees will be required to provide to the CCO a quarterly summary report listing all of the transactions for that period.

Signature of Officer/Manager/Employee Acknowledging Compliance with Trading Policies:

Name
Date

Exhibit B

PERSONAL SECURITIES TRADING REQUEST AND AUTHORIZATION FORM

Employee/Associate Name:                                                                   Date:

I hereby request authorization to purchase/sell the following securities transaction(s):

Name of Company and Ticker Symbol:

Type of Order: Buy                          Sell                      Exchange                      Tender                      Other                      (explain)

Price: Market                      Limit                      Stop                      Number of Shares

Filled Price:                                                                           Time Filled:

Broker/Dealer:                                                                       Bank:

Type of Account: Individual                                               Joint                                      Other                                        (explain)

Account No.

This transaction is for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in Hahn Capital Management, LLC’s Personal Trading Policies and Guidelines.

Signature of Associate/Employee

The above transaction is approved based on the information provided above and must be completed within 10 business days from the date of approval. If the transaction has not been competed in whole or in part, it may be extended at the discretion of Hahn Capital Management’s CIO upon written request by associate/employee.

Signature of CIO/CCO	Date

The above transaction is disapproved for the following reasons:

Signature of CIO/CCO	Date

Exhibit C

Quarterly Personal Securities Transaction Report

To: Elaine F. Hahn, President /CIO

From:

           Employee/Associate Name

RE: Report of Personal Securities Transactions pursuant to Rule 204-2(a)(12) of the Investment Advisers Act:

During the quarter ending                                                      , I have purchased/sold the following securities:

Type of Account: Individual                                  Joint                          Other                              (explain)

Account No.:

Date:	Security:	Bought/Sold:	# Shares:	Price:	Broker:

(Use additional sheets if necessary)

During the period above, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a full or partial beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts in which I have full or partial discretion including accounts of my spouse, minor children, or other family members.

During the above period, I have not opened any personal securities brokerage accounts that I have not disclosed to Hahn Capital Management, LLC.

If, I do not currently have a personal securities brokerage account. I agree to promptly notify Hahn Capital Management, LLC if I open such an account so long as I am employed by Hahn Capital Management, LLC.

Signed:	Date:

Report Reviewed by:	Date: